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[ORTEGA & ASOCIADOS LETTERHEAD APPEARS HERE]

                                                                    Exhibit 23.3


May __, 2002

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: eConnect - Form SB-2

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the inclusion in this Registration Statement on Form SB-2 of our reports dated March 16, 2001, concerning eConnect Caribbean, S.A., Top Sports S.A. and to all references to our firm included in this Registration Statement.
Sincerely,

ORTEGA & ASOCIADOS

/s/ Carlos A. Ortega

Carlos A. Ortega
Partner


CAO/cm



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In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EConnect, Inc.

By /s/ Thomas S. Hughes
Thomas S. Hughes, Chairman and CEO

/s/ Jack M. Hall
Jack M. Hall, Secretary, Director